Exhibit 10.1

ENGAGEMENT AGREEMENT

September 15, 2015

Personal & Confidential
Mr. Charles O’Dowd
ABCO Energy, Inc.
2100 North Wilmot #211
Tucson, AZ 85712

Re:           Engagement Agreement
Proposed Offering of Debt Securities Pursuant to Rule 144A

Dear Mr. O’Dowd

This letter sets forth the terms under which ABCO Energy, Inc., a Nevada corporation (the “Company”) engages Adamas Fund LLC  (the “Advisor) as its agent for purposes of providing capital markets advisory, consulting and legal services to Company in connection with a contemplated offering of its debt securities [“Debt Securities”]  pursuant to an exemption from registration found in Section 5 of the Securities Act of 1933 and, specifically, Rule 144A promulgated thereunder (the “Proposed Transaction”)(the “Agreement”). In accordance therewith, the parties hereto agree as follows:

1. The Effective Date of this engagement agreement shall be September 15, 2015

2. Company hereby retains Advisor as its exclusive agent for purposes of providing capital markets advisory, consulting and legal services to Company in connection with the Proposed Transaction.  Advisor services shall specifically include, but are not limited to: (a) the identification and retention of suitable legal counsel for purposes of representing the Company in connection with the Proposed Transaction and before any self-regulatory or government agency; (b) the identification and retention of one or more suitable FINRA broker-dealers to purchase the Company's Debt Securities in connection with the Proposed Transaction;  (c) raise a minimum of $3,000,000 , on a best efforts basis, for the Company within 60 days of the date of the delivery of final version of the Debt Securities, in form and content satisfactory to the Company  [“Final Debt Securities”] and (d) general consultative and financial analysis offered to the Company in connection with the planning and execution of the Proposed Transaction. In such manner, Advisor shall hold himself available to Company to take, or cause to take, such action reasonably necessary for the successful execution of the Proposed Transaction. The general terms and provisions of the Debt Securities such as term, conversion price[s], etc., shall be set forth on Exhibit A attached hereto, subject to final negotiations between the parties hereto.

3. Company shall pay Advisor the sum of $150,000.00 payable, at the sole option of the Company, in cash or in shares of the Company’s common stock (“Fee Shares”), or any combination thereof, for services rendered to the Company pursuant to this Agreement. (The “Consulting Fee”). The Fee Shares shall be freely tradable pursuant to a registration statement on Form S-8

4. The Consulting Fee shall be payable two [2]  equal payments as follows:
          (a) The first payment shall be 375,000 Fee Shares based upon an agreed price per share of $0.20. payable within five [5] days of the effective date of the S-1 RS and  (b) the second payment [“2nd Payment”]  of $75,000.00 shall be in cash or in  Fee Shares  or any combination thereof, payable on the date that the form of the  Final Debt Securities  is delivered to the Company. The price per share to be utilized to determine the Fee Share number portion of the 2nd Payment shall be 50% of the trailing 30 day average between the bid and asked prices as quoted on the OTCQB Market or such other trading market as shall be applicable at the time the price is determined, as aforesaid.

5. Advisor shall be bear any legal costs associated with this Agreement. Advisor has identified the law firm of Securities Compliance Group, Ltd [“SCG”] as suitable counsel for Company in connection therewith. Company agrees to execute any necessary engagement agreement directly with SCG so as to properly engage the attorneys of such firm. Advisor further represents that the attorneys of SCG have agreed to be retained by Company on terms hereinbefore negotiated by Advisor and such attorneys have agreed to make themselves reasonably available for the timely execution of the Proposed Transaction. Any costs and expenses reasonably related to the Proposed Transaction other than the aforementioned shall be borne by Company.

6. All obligations of Advisor contained herein shall be subject to Advisor's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Advisor shall devote such time and effort to the performance of its duties hereunder as Advisor shall determine is reasonably necessary for such performance. Accordingly, Company shall furnish to Advisor all information reasonably relevant to the performance by Advisor of its obligation under this Agreement which will permit Advisor to know all facts material to the advice to be rendered.

7. Nothing in this Agreement shall limit or restrict the right of Advisor or any partner, employee, agent or representative of Advisor, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Advisor to render services of any kind to any other corporation, firm, individual or association.

8. Advisor will hold in confidence any information which Company provides to Advisor pursuant to this Agreement unless Company gives Advisor permission in writing to disclose such information to a specific third party. All information which Company provides to Advisor in connection with its duties hereunder shall be considered Confidential Information. Notwithstanding the foregoing, Advisor shall not be required to maintain confidentiality with respect to information: (a) which is or becomes part of the public domain; (b) of which it had independent knowledge prior to disclosure; (c) which comes into the possession of Advisor in the normal and routine course of business from and through independent non-confidential sources; (d) which is required to be disclosed by Advisor by governmental requirements. If Advisor is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands or similar process) to disclose any confidential information supplied to it by Company, or the existence of other negotiations in the course of its dealings with Company, Advisor shall, unless prohibited by law, promptly notify Company of such request(s) so that Company may seek an appropriate protective order.

9. Company agrees to indemnify and hold harmless Advisor, its partners, employees, agents, representatives and controlling persons from any against any and all losses, claims, damages, liabilities, costs and expenses arising only as a result of (and all suits, proceedings or claims in respect thereof) and any legal  or other expenses in giving testimony or furnishing documents in response to subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Advisor is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Advisor's service pursuant to this Agreement.  Company further agrees that Advisor shall incur no liability to Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of Advisor relating to this Agreement or the performance or failure to perform any services under this Agreement except for Advisor's intentional or willful misconduct.

10. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

11. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions contained herein, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such terms or condition, but the same shall continue in full force and effect.

12. This Agreement is for a term of one (1) year (the “Term). Paragraphs 4, 8 and 9 shall survive the expiration of this Agreement under all circumstances.

13. Any notices hereunder shall be sent to Company and to Advisor at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States Mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

14. This Agreement has been made in the State of Illinois, United States of America and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

15. This Agreement contemplates the entire agreement between the parties and may not be altered or modified except in writing and signed by the party to be charged thereby. This Agreement supersedes any and all previous agreement between the parties relating to the subject matter hereof.

16. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in paragraph 8, and their respective heirs, administrators, successors and permitted assigns.

Agreed to and accepted this 15th day of September, 2015

ADAMAS FUND LLC

BY:  /s/ Spiros Sinnis
        Spiros Sinnis, President and CEO
                    Advisor

FOR THE COMPANY:

Agreed to and accepted this 15th day of September, 2015

/s/ Charles O’Dowd
By: Charles O’Dowd
Its: Chief Executive Officer